Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE, ASSIGNMENT, RESIGNATION, AND RELEASE AGREEMENT

This Membership Interest Purchase, Assignment, Resignation, and Release Agreement (this “Agreement”), effective as of the 1st day of January, 2018 (the “Effective Date”), is by and between HMG Park Manor of Friendswood, LLC, a Texas limited liability company (“Buyer”), and Summit Healthcare REIT, Inc., a Maryland corporation (“Seller”).

RECITALS

A.           Prior to the Effective Date, Seller owned 100% of all of the issued and outstanding membership interests (the “Interest”) of Friendswood TRS, LLC, a Delaware limited liability company (the “Company”).

B.           Seller desires to sell, transfer, and convey all of the Interest to Buyer, and Buyer desires to purchase the Interest from Seller on the terms and conditions contained in this Agreement.

C.           Immediately after the Effective Date the Company will be solely owned by Buyer.

D.           Seller and Buyer desire to set forth certain representations, warranties, and covenants made to each other as an inducement to the consummation of this Agreement and certain additional agreements related to this Agreement.

NOW, THEREFORE, in consideration of the Purchase Price (defined below) and the representations, warranties, and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Buyer and Seller agree as follows:

AGREEMENT

1.            Transfer of the Interest. Seller hereby transfers to Buyer all of Seller’s right, title, and interest in and to the Interest in exchange for the Purchase Price.

2.            The Purchase Price. Buyer agrees to purchase the Interest from Seller. The Purchase Price to be paid by Buyer to Seller for the Interest is the Total Current Month’s Members’ Equity as of December 31, 2017 (which shall in no event be less than zero ($0)) after all adjustments to the Company’s balance sheet including those identified herein and payable no later than 30 days after the Closing (as defined below) in immediately available funds, the Promissory Note (defined below), and other good and valuable consideration as agreed to by Buyer and Seller under this Agreement (collectively, the “Purchase Price”). In addition, prior to and as a condition to Closing, the Company shall have (a) paid December 2017 rent due to Seller’s affiliate, CHP Friendswood SNF, LLC (“Landlord”), under the Lease between Landlord and the Company (the “Lease”), (b) paid an additional $50,000.00 to Landlord for rent payable owed, and (c) consented to Landlord’s application of the Company’s $100,000.00 security deposit in further payment of the rent payable owed (to which application the Company hereby consents).

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3.            Excluded Liabilities. Prior to the Effective Date, Seller has taken whatever actions are necessary to write off the Deferred Lease Expense (as such term is used in that certain Friendship Haven Health Rehabilitation Balance Sheet For the Nine Months Ending Saturday, September 30, 2017). In addition, Seller shall cause Landlord to write off the past-due rent payable existing (anticipated to be in the approximate amount of $1,377,620.28 after the payments in Sections 2(b) and (c) above) in accordance with the amended and restated Lease. Seller, Buyer, and the Company expressly exclude these liabilities from the transfer contemplated pursuant to this Agreement. Further, in connection with the Closing, Seller and Buyer will have Landlord and the Company amend and restate the Lease in form satisfactory to Seller and Buyer.

4.            Working Capital Repayment. An affiliate of Seller has made operating loans to the Company (collectively, the “Operating Loan”) as reflected by that certain Line of Credit Promissory Note (the “Promissory Note”) between Summit Healthcare Operating Partnership, L.P. f/k/a Cornerstone Operating Partnership, L.P., and the Company dated March 21, 2014, the current balance of which is $1,067,874.00. The Company shall continue to owe the Operating Loan, and contemporaneously with this Agreement, will enter into an amendment and restatement of the Promissory Note substantially in the form set out as Exhibit A hereto, with repayments to commence in January 2018 and be made in equal installments over 48 months.

5.            Agreement to Execute Documents. Seller and Buyer agree and covenant with each other to execute any all documents necessary or appropriate to transfer the Interest and to consummate the transactions contemplated by this Agreement. Seller and Buyer shall cooperate reasonably with one another in promptly complying with all applicable government filing, approval, or consent requirements as may be necessary or desirable in order to give effect to the transfer of the Interests.

6.            Assignment. As of the Effective Date, Seller hereby assigns all of its right, title, and interest in and to the Interest to the Company in exchange for the Purchase Price. As part of the assignment of the Interest under this Agreement, Seller agrees:

(a)          To execute any and all other instruments, as reasonably required by Buyer, in order to effectuate the assignment of the Interest;

(b)          That the Interest is not encumbered by any lien or interest of any third-party not already known by Seller; and

(c)          Neither Buyer nor the Company is indebted to Seller for any sum which is not disclosed in this Agreement.

7.            Resignation and Withdrawal. As of the Effective Date, Seller hereby resigns and withdraws as manager, member, officer, director, employee, registered agent, and any other office or position it held in the Company prior to the Effective Date.

8.            Seller’s Representations and Warranties. Seller represents and warrants that:

(a)          The Interest constitutes its entire interest in the Company.

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(b)          It is the lawful owner of the Interest.

(c)          The Interest is free and clear of all liens, security agreements, encumbrances, claims, demands, and charges of every kind whatsoever.

(d)          Seller has the full power and authority to execute, deliver, and perform this Agreement and all agreements and transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller, and constitutes, and each of the other agreements to be executed pursuant to the terms hereof upon execution and delivery will constitute, legal, valid, and binding obligations of Seller, enforceable in accordance with their terms, subject as to enforcement as the foregoing may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the rights of creditors generally, to general equitable principles (whether considered in an action at law or in equity). Seller is the sole owner of the Interest and the Interest is free and clear of any liens, encumbrances, pledges, security agreements, actions, claims, charges, and restrictions, except as previously disclosed to Buyer in writing.

(e)          Except as previously disclosed to Buyer in writing, to Seller’s knowledge, neither Seller nor the Company are subject to any litigation, judgment or order of any court or governmental or regulatory authority or body of any jurisdiction which relates to Seller’s or the Company’s ability to operate the Company’s business in the State of Texas.

9.            Buyer’s Representations and Warranties. Buyer represents and warrants that Buyer has full power and authority to execute, deliver, and perform this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and will constitute a legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms.

10.          Covenants of Seller. Seller covenants with the Company and Buyer that it will not divulge any confidential information or make available to others any confidential documents, formulas, files, or other paper concerning the Company’s business or financial affairs, or remove any such documents, formulas, files, or other papers from the Company’s premises (“Confidential Information”). Under no circumstances does the previous sentence apply to Confidential Information provided by Seller to its attorneys, accountants, or other professionals to assist Seller in consummating the transactions contemplated under this Agreement or to prepare any individual tax returns, or to information that is or becomes generally available to the public other than as a result of Seller’s act or omission; further, the attorney-client privilege between the Company, Seller, and their/its counsel related to this transaction are expressly excluded from this transaction and shall not be property of the Buyer or of the Company following the Closing. Seller further covenants that it will promptly return to the Company all keys, passwords, computers, computer data, and all originals and copies of Company documents, formulas, files, and other papers that it may at any time discover to be in its possession.

11.          General Release. As of the Effective Date, Seller and Buyer hereby release and forever discharge each other from all duties, liabilities, and obligations, including, but not limited to, all claims, suits, and demands such party has, or may have, against the other party, whether arising prior to or subsequent to the Effective Date, SAVE AND EXCEPT the obligations they may owe to each other under this Agreement.

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12.          The Closing. The Closing under this Agreement shall take place on or before January 1, 2018 (the “Closing” or the “Closing Date”), effective as of 12:01 am local time on the Closing Date. At the Closing, Seller shall deliver to Buyer any and all documents necessary to consummate the transactions contemplated by this Agreement and Buyer shall deliver to Seller the Purchase Price and any and all documents necessary to consummate the transactions contemplated by this Agreement. It shall be a condition of the Closing that all representations made in this Agreement shall be true and correct on the Effective Date.

13.         Seller’s Indemnification. Seller agrees to indemnify and hold Buyer harmless against, and in respect of, any and all claims, losses, expenses, costs, obligations, demands, deficiencies, including interest, penalties, and reasonable attorney’s fees, which Buyer may incur by reason of Seller’s breach of or failure to perform any representations, warranties, commitments, or covenants of this Agreement.

14.         Buyer’s Indemnification. Buyer agrees to indemnify and hold Seller harmless against, and in respect of, any and all claims, losses, expenses, costs, obligations, demands, deficiencies, including interest, penalties, and reasonable attorney’s fees, which Seller may incur by reason of Buyer’s breach of or failure to perform any representations, warranties, commitments, or covenants of this Agreement.

15.          Governing Law. This Agreement shall be construed and governed by the laws of the State of Texas. Venue for the enforcement of this Agreement will be in Montgomery County, Texas.

16.          Entire Agreement. This Agreement constitutes the only agreements of the parties hereto and supersedes any prior understanding or written or oral agreements between the parties respecting the within subject matter.

17.          Parties Bound. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, and successors.

18.          Alternative Dispute Resolution. Seller and Buyer shall submit in good faith to mediation before filing a suit.

19.          Representations, Etc.. The representations, warranties, covenants, and agreements of the parties hereto, as well as any rights and benefits of the parties, will survive the execution and delivery of the documents executed in connection herewith.

20.         Amendments. This Agreement represents the entire agreement among the parties, and this Agreement supersedes all prior or contemporaneous oral or written understandings, negotiations, letters of intent, or agreements between the parties. This Agreement may not be amended or modified except in writing signed by Seller and Buyer.

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21.          Section Headings. The section headings are included only for convenience and are not to be used to construe any provision of this Agreement.

22.          Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with confirmed transmission, (b) two business days after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Seller:	Summit Healthcare REIT, Inc.
Attn: Kent Eikanas/Elizabeth Pagliarini
2 South Point Drive, Suite 100
Lake Forest, California 92630

If to Buyer:	HMG Park Manor of Friendswood, LLC
Attn: Laurence Daspit
1780 Hughes Landing Blvd., Suite 500
The Woodlands, Texas 77380

or to such other addresses as may be designated by either party from time to time by written notice given to the other party in the same manner provided for in this Section 22.

23.          Signatures. Facsimile or electronic signatures on this Agreement shall be treated as originals for all purposes.

24.          Counterparts. This Agreement may be executed in counterparts and, if so executed, shall be valid, binding, and have the same effect as if all the parties hereto actually joined in and executed one and the same document.

25.          Assignability. This Agreement shall not be assignable, other than by operation of law, by any party without the prior written consent of the other party, and any purported assignment by any party without the prior written consent of the other party shall be void.

26.          Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

27.          Additional Documentation. Seller and Buyer agree to execute such other and further documentation as may be necessary to effectuate the intent of the transaction contemplated by this Agreement.

{Signatures to Follow}

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EXECUTED as of the Effective Date.

Seller:	Summit Healthcare REIT, Inc., a Maryland corporation

By:	/s/ Elizabeth Pagliarini
Name:	Elizabeth Pagliarini
Title:	Chief Financial Officer

Buyer:	HMG Park Manor of Friendswood, LLC, a Texas limited liability company

By:	/s/ Laurence Daspit
Name:	Laurence C. Daspit
Title:	Chief Financial Officer

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EXHIBIT A

EXCLUDED

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